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                                                                    Exhibit 99.3

                                 April 14, 1997


To the Holders of Certain Senior
Subordinated Pay-In-Kind
Notes Due 2003
of Thousand Trails, Inc.

     Re: Supplement to the Blue Sky Memorandum for Thousand Trails, Inc.'s Senior Subordinated Pay-In-Kind Notes Due 2003 (the "PIK Notes")

     Attached is a copy of the Supplemental Blue Sky Memorandum updating the status of the Blue Sky qualification process for the PIK Notes. Qualification has now been completed in California, Florida, Illinois, New York and Wisconsin.

     In addition, please be advised that in view of the recent adoption of Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"), Thousand Trails, Inc. (the "Company") will no longer require advance notification by Selling Security Holders, other than "affiliates" of the Company, before the commencement of selling efforts. Selling Security Holders are reminded, however, of their obligations under the Exchange Act, including Regulation M, when engaging in a distribution of the PIK Notes.

     Walter B. Jaccard, General Counsel and Secretary of the Company, can be reached at 972-488-5007 or 206-881-1882 to address any questions concerning the foregoing.

                              Very truly yours,

                              THOUSAND TRAILS, INC.

                              By:  Walter B. Jaccard
                                   General Counsel and Secretary